Exhibit 99.1

[Catalina Marketing Logo]	NEWS

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE

Christopher W. Wolf

Executive Vice President and Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:
Susan Gear
Executive Director, Marketing
(727) 579-5452

CATALINA MARKETING REFINES
FOCUS ON PROPRIETARY BUSINESS STRATEGIES

ST. PETERSBURG, Fla., November 24, 2003 — Catalina Marketing Corporation (NYSE: POS) today announced plans to reorganize the company to focus on businesses which maximize its proprietary and strategic advantages. Specifically, Catalina said it will realign and restructure its domestic and international businesses to focus primarily on point-of-sale applications within the consumer packaged goods, retail and pharmaceutical industries. The company believes these businesses will provide profit, cash flow and growth opportunities.

The decision to focus on this business strategy is the result of an assessment initiated by Catalina Marketing’s Board of Directors and Michael R. O’Brien, Catalina Marketing’s interim chief executive officer. Mr. O’Brien said, “As we have conducted an overall assessment of the business and its potential, it has become clear that our best opportunities to generate long-term value are in Catalina’s proprietary products and services. These areas require Catalina’s complete focus and energy at the present time.”

The company said it plans to examine strategic alternatives for other units of its business, including its direct mail division, Catalina Marketing Direct Marketing Services, its custom research division, Catalina Marketing Research Solutions and Pacific Media, a Tokyo-based outdoor advertising business. The alternatives to be considered include the possible sale or divestiture of these units. In connection with the reorganization, Catalina has accepted the resignation of Patricia A. Melanson, group president, and is in the process of reorganizing the reporting structure of its executive management to better reflect the company’s renewed focus.

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct to patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

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POS REFINES FOCUS ON PROPRIETARY BUSINESS STRATEGIES

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods manufacturers for the issuance of certain product coupons, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.

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